UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
 PURSUANT TO SECTION 13 OR 15(d) OF
 THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 3, 2008

Kronos Advanced Technologies, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-30191	87-0440410
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

464 Common Street, Suite 301, Belmont, Massachusetts	02478
(Address of principal executive offices)	(Zip code)

(617) 993-9965
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective April 3, 2008, in accordance with the articles of incorporation and bylaws of the Company, the Board of Directors elected to increase the size of the Board from four members to nine members and appointed Richard E. Perlman, Barry M. Salzman, Jack Silver, James K. Price and Marc Kloner to serve as the new members of the Board.

As previously disclosed, in accordance with certain agreements entered into in connection with the issuance of the Secured Convertible Promissory Notes due June 19, 2010 to AirWorks Funding LLLP (“Airworks”) and Hilltop Holding Company, LP (“Hilltop”), Airworks and Hilltop had the right to designate a majority of the members of the Company’s Board of Directors.  The new members of the Board were elected in order to satisfy the Company’s obligations to Airworks and Hilltop under such agreements.  Mr. Perlman is the President of Compass Partners, L.L.C. (“Compass”), which is the general partner of Airworks.  Mr. Silver is the sole general partner of Hilltop.  Mr. Salzman is currently a consultant to the Company and from time to time provides consulting services to Compass.

The Company has not yet determined on which committees the new directors will serve.  Each of the new directors is entitled to receive compensation for their services as a director in accordance with the Company’s current director compensation policies.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 4, 2008	KRONOS ADVANCED TECHNOLOGIES, INC.

	By:	/s/ Daniel R. Dwight
	Name:	Daniel R. Dwight
	Title:	Chief Executive Officer and President